[CBRL]

EXHIBIT 99.1

Contact:

Lawrence E. White

Senior Vice President,

Finance and Chief    Financial Officer

615-444-5533

CBRL GROUP, INC. ELECTS ANDREA M. WEISS TO BOARD OF DIRECTORS

LEBANON, Tenn.  (August 21, 2003) – CBRL Group, Inc. (Nasdaq:  CBRL) today announced the election of career retailer Andrea M. Weiss to its board of directors effective immediately.

Ms. Weiss has had a twenty-five year career in senior leadership with some of America’s foremost retailers. From 1998 to 2001 she was Executive Vice President and Chief Stores Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc. (NYSE:  LTD), responsible for store operations, brand delivery and service strategy.  Ms. Weiss also served as President of Retail, Guess?, Inc. (NYSE:  GES), and as Vice President and Director of Stores of Ann Taylor Stores Corp. (NYSE:  ANN).  Ms. Weiss’ prior retail experience includes responsible positions at The Walt Disney Company, Casual Corner, The Narragansett and The Sporting Life Catalog.  She holds a Masters of Administrative Science from The Johns Hopkins University and a Bachelor of Fine Arts from Virginia Commonwealth University.  She also attended The Kellogg School at Northwestern University.  Ms. Weiss currently serves on the boards of Brookstone, Inc. (Nasdaq:  BKST), dELiA*s, Inc. (Nasdaq:  DLIA) and Hampton University.  Presently a retail consultant, Ms. Weiss, with her husband, is also involved in breeding and racing thoroughbred horses in Florida.

Dan W. Evins, Chairman of the Board of CBRL Group, Inc., commented, “We are both fortunate and pleased to welcome an individual of Andrea Weiss’ experience and ability to our board of directors.  Her impressive and extensive background in the retail industry will bring helpful, and independent, new perspectives to our board, particularly with respect to this important component of our business.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc., through its subsidiaries, presently operates 482 Cracker Barrel Old Country Storeâ restaurants and gift shops located in 41 states and 96 company-operated and 16 franchised Logan’s Roadhouseâ restaurants in 17 states.

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